EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Interwoven, Inc. has the following subsidiaries:

Interwoven UK Ltd.

Interwoven Australia Pty. Ltd.

Interwoven Software Pte. Ltd.

Interwoven Hong Kong Ltd.

Interwoven GmbH

Interwoven Italy

Interwoven Japan KK

Interwoven BV

Interwoven Canada Ltd.

Interwoven SAS

Interwoven Korea Inc.

Interwoven AB

Interwoven Software SL

Interwoven Srl

iManage, Inc.

iManage Limited

iManage B.V.

iManage GmbH

iManage SARL

Component Insights India Private Limited